Exhibit 10.9

CAR WASH PARTNERS, INC.

EMPLOYMENT AGREEMENT

JOHN L. LAI

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on [March 4th, 2014] (“Effective Date”) by and between CAR WASH PARTNERS, INC., a Delaware corporation (the “Company”), and JOHN L. LAI, a resident of Arizona (“Employee”).

A. The Company engages in the business of operating car washes and providing related services.

B. Employee has been employed as Chief Executive Officer of the Company.

C. The Company desires to continue Employee as its employee and Employee desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.

D. This Agreement replaces and supersedes all prior agreements with respect to the subject matter herein.

E. The Company will provide Employee with confidential and proprietary information that is essential to the Company’s success, that the Company obtained through significant investments, and that gives the Company a competitive advantage in the marketplace for its services.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Employee set forth below, the Company and Employee, intending to be legally bound, agree as follows:

1. Employment. The Company shall employ Employee, and Employee shall accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement. Employment shall continue until terminated by either party as provided in Section 8.

2. Position and Duties.

(a) Employment with the Company. Employee shall be employed by the Company as its Chief Executive Officer performing such duties and responsibilities as the Board of Directors or its designee (the “Board”), shall assign Employee from time to time. In such capacity, Employee shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to the Employee.

(b) Performance of Duties and Responsibilities. Employee shall serve the Company faithfully and to the best of his ability. Employee shall abide by the policies of the Company and devote his full working time, attention and efforts to the business of the Company during his employment with the Company as is necessary to the satisfactory performance of his responsibilities hereunder. Employee hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Employee may engage in other business activities and participate in charitable and community activities and personal investment activities to a reasonable extent, provided that such business, charitable and personal investment activities do not conflict or interfere with the performance of his duties and responsibilities hereunder.

(c) Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 2(c).

3. Compensation.

(a) Base Salary. The Company shall pay to Employee a base salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000.00), less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures. Michael Lay, Managing Partner, ONCAP shall conduct an annual performance review of Employee, discuss each annual performance review of Employee with the Board, and in consultation with the Board, establish Employee’s base salary in an amount not less than the base salary in effect for the prior two (2) years, unless Employee’s base salary is reduced by not more than ten percent (10%) as part of a general reduction in the base salaries for all executive officers of the Company.

(b) Incentive Compensation. Employee shall be eligible to participate in an annual incentive program established by the Board or its compensation committee with such terms as may be established in the sole discretion of the Board. Employee’s target incentive compensation shall be seventy-five percent (75%) of Employee’s base salary for the bonus period if all performance objectives established by the Company are met. Michael Lay will consult with and discuss with the Board the Employee’s level of performance against objectives before payment of any incentive compensation. Incentive compensation is currently paid quarterly and the Company has no present intention of changing such frequency.

(c) Paid Time Off. Employee shall be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy for executives, but in no event shall Employee be entitled to less than four weeks of annual PTO, pro rated for any year in which Employee is not employed the entire calendar year. PTO in excess of 80 hours may not be carried over to a subsequent calendar year and will be lost. Employee will not be paid cash in lieu of PTO and may not “cash-out” PTO time, except that accrued and unused PTO, subject to the above limitation on carryover, will be paid to Employee upon termination of employment. Any change to the PTO policy for executives may be changed only with the prior written approval of the Board.

(d) Employee Benefits. While Employee is employed by the Company, Employee shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Employee meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(e) Expenses. While Employee is employed by the Company, the Company shall reimburse Employee for reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder as directed by the Board and subject to the Company’s normal policies and procedures for expense verification and documentation and approval by the Board or a Board designee.

4. Confidential Information. Except as permitted by the Board, during Employee’s employment with the Company and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Employee has acquired or shall acquire during his employment with the Company, whether developed by Employee or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists of the Company, (iv) any confidential, proprietary or secret development or research work of the Company, (v) any strategic or other business, marketing or sales plans of the Company, (vi) any financial data or plans respecting the Company, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company. Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During Employee’s employment with the Company, Employee shall take all necessary steps to protect the confidentiality of such knowledge and information, and refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, (ii) is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Employee.

5. Ventures. If during Employee’s employment with the Company, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company (or any of its affiliates) and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Employee shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Employee by the Company as provided herein. Employee shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company (or any of its affiliates), unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company (or any of its affiliates). Ownership by Employee, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on NASDAQ or traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.

6. Noncompetition Covenant. In consideration for Employee’s employment hereunder, the compensation and benefits to be provided hereunder and otherwise in connection with Employee’s employment with the Company and in recognition that Employee will be provided in the course of his employment with confidential, proprietary and secret information of the Company that is critical to its success and that provides the Company a competitive advantage in the marketplace for its services, Employee agrees to the following restrictive covenants.

(a) Agreement Not to Compete. During Employee’s employment with the Company and during the Time Period (as defined in Section 6(d) below), whether Executive’s termination of employment is with or without Cause (as defined below), or whether such termination is initiated by Employee or the Company, Employee shall not, directly or indirectly, in any manner whatsoever, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of an association, consultant or otherwise, be engaged in any business, have any financial interest in any business (including an interest by way of royalty or other compensation arrangements), advise, lend money to or guarantee the debts or obligations of any person which carries on business activities, which are the same as or substantially similar to or which compete in any material respect with the business carried on by the Company or any of its subsidiaries or which the Company or any of its subsidiaries is planning to carry on during the period of Employee’s employment with the Company, if the business owns, operates or controls, in whole or in substantial part, a facility engaged in such business activities located within a five (5) mile radius of any Company facility existing or planned at the time Employee’s employment with the Company terminates. Ownership by Employee, as a passive investment, of less than two and one-half percent (2.5%) of the outstanding shares of capital stock of any corporation listed on NASDAQ or traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6(a).

(b) Agreement Not to Solicit.

(i) Employees, Consultants and Advisors. During Employee’s employment with the Company and during the Time Period (as defined in Section 6(d) below), whether Executive’s termination of employment is with or without Cause (as defined below), or whether such termination is initiated by Employee or the Company, Employee shall not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, hire, engage or solicit any employee, consultant or advisor of the Company or any of its subsidiaries, or induce or attempt to induce any employee, consultant or advisor of the Company or its subsidiaries to leave his or her employment, or terminate his or her consulting or advisory arrangement with the Company, if such person is then an employee, consultant or advisor of the Company or was an employee, consultant or advisor of the Company or any of its affiliates at the time of the termination of Employee’s employment with the Company.

(ii) Suppliers. During Employee’s employment with the Company and during the Time Period (as defined in Section 6(d) below), whether Executive’s termination of employment is with or without Cause (as defined below), or whether such termination is initiated by Employee or the Company, Employee shall not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, contact, solicit or interfere with any supplier of the Company or any of its subsidiaries who has actively done business with the Company or its subsidiaries within the previous two (2) years (a “Supplier”) for the purpose of persuading any Supplier to change its relationship with the Company or its subsidiaries or to restrict, limit, change the terms of, or discontinue selling any products or services to the Company or any of its subsidiaries, to reduce the amount of business which any such Supplier has customarily done with the Company or any of its subsidiaries, or to otherwise adversely change Supplier’s relationship with the Company or any of its subsidiaries.

(c) Acknowledgment. Employee hereby acknowledges that the provisions of this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries, including without limitation trade secrets, confidential information, customer and supplier relationships, goodwill and loyalty, and that any violation of this Section 6 by Employee shall cause substantial and irreparable harm to the Company and its subsidiaries to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Employee violates any provision of this Section 6, the Company and its subsidiaries shall be entitled to an injunction, in addition to all the other remedies it or they may have, restraining Employee from violating or continuing to violate such provision.

(d) Restriction Period. “Time Period” means the period beginning on the date that Employee commenced employment with the Company and ending on the twelve (12) month anniversary of the date of Employee’s termination of employment with the Company (whether under this Agreement or otherwise) for any reason; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, “Time Period” shall mean the period beginning on the date of this Agreement and ending on the nine (9) month anniversary of the date of Employee’s termination of employment with the Company (whether under this Agreement or otherwise) for any reason; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, “Time Period” shall mean the period beginning on the date of this Agreement and ending on the six (6) month anniversary of the date of Employee’s termination with the Company (whether under this Agreement or otherwise) for any reason.

(e) Blue Pencil Doctrine. If the duration of, the scope of, or any business activity covered by any provision of this Section 6 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Employee hereby acknowledges that this Section 6 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

7. Patents, Copyrights and Related Matters.

(a) Disclosure and Assignment. Employee shall immediately disclose to the Company any and all improvements and inventions that Employee may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company. Employee also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this Section 7(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Employee, Employee shall sign any and all instruments deemed necessary by the Company for:

(i)

the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 7(a);

(ii)	the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(iii)	the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 7(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Employee’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Employee for the Company.

(b) Copyrightable Material. All right, title and interest in all copyrightable material that Employee shall conceive or originate individually or jointly or commonly with others, and that arise during his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Employee to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Employee, Employee shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Employee for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(c) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Employee that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Employee to the Company.

8. Termination of Employment.

(a) The Employee’s employment with the Company hereunder shall terminate immediately upon the following circumstances:

(i) Employee’s receipt of written notice from the Company of the termination of his employment;

(ii) Employee’s resignation of his employment with at least ninety (90) days written notice to the Company;

(iii) Employee’s Disability (as defined below); or

(iv) Employee’s death.

(b) The date upon which Employee’s termination of employment with the Company occurs shall be the “Termination Date.” Upon termination of Employee’s employment for any reason, Employee shall promptly tender his resignation effective on the Termination Date from all officer and director positions (subject, however, to any rights that Employee retains under the Stockholders Agreement dated April 2, 2007 between the Company’s parent company and its stockholders (“Stockholders Agreement”)) then held by Employee with the Company or any of its affiliates.

9. Payments upon Termination of Employment.

(a) If Employee’s employment with the Company is terminated by the Company without Cause, the Company shall pay to Employee as severance pay an amount equal to (i) his then current base monthly salary for a period of eighteen (18) consecutive months (“Base Severance Amount”), and (ii) the maximum target incentive compensation referred to in Section 3(b) applied to the Base Severance Amount.

(b) Any amount payable to Employee as severance pay under Section 9(a) shall be subject to deductions and withholdings and shall be paid to Employee by the Company in eighteen (18) equal monthly installments commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law and continuing monthly thereafter.

(c) If Employee’s employment with the Company is terminated by reason of Disability or death, the Company shall pay to Employee his base salary through the last day of the month in which the Termination Date occurs.

(d) If Employee’s employment is terminated by the Company for Cause or if the Employee abandons or resigns from his employment, the Company shall pay Employee through the Termination Date.

(e) “Cause” hereunder shall mean:

(i)	commission of, conviction of, or entry of a plea by Employee of nolo contendere to a felony that is materially detrimental to the Company, its reputation, or its shareholders;

(ii)	malfeasance, willful or gross misconduct, or willful dishonesty by Employee that materially and adversely affects the business or affairs of the Company, its reputation, or its stockholders;

(iii)	conviction of or entry of a plea of nolo contendere to a crime involving fraud;

(iv)	material violation by Employee of the Company’s ethics/policy code, including breach of duty of loyalty to the Company;

(v)

willful failure by Employee to perform his duties and responsibilities under this Agreement, which failure has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company;

(vi)

inappropriate use or disclosure by Employee of the confidential information and trade secrets of the Company in violation of this Agreement that adversely affects the business or the affairs of the Company in a material way; and

(vii)

material breach by Employee not caused by the Company of any terms and conditions of this Agreement, or the Security Holder Agreement, which breach has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company.

(f) “Disability” hereunder shall mean the inability of Employee to perform on a full-time basis the duties and responsibilities of his employment with the Company, or of any other position or occupation for which he is reasonably qualified considering Employee’s age, education and past work experience, by reason of his illness or other severe physical or mental impairment or condition that has lasted or is expected to last in excess of twelve (12) months, if such inability continues for an uninterrupted period of one hundred eighty (180) days or more during any three hundred sixty (360) day period. A period of inability shall be “uninterrupted” unless and until Employee returns to full-time work for a continuous period of at least thirty (30) days.

(g) In the event of termination of Employee’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 9(a), 9(c), 9(d) hereof, as the case may be, and the Company shall have no other obligation to Employee or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Employee and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Employee participates.

(h) Notwithstanding the foregoing provisions of this Section 9, the Company shall not be obligated to make any payments to Employee under Section 9(a) hereof unless Employee shall have signed a release of claims in favor of the Company in a form to be prescribed by the Company acting reasonably, all applicable consideration periods and rescission periods provided by law shall have expired and Employee is in strict compliance with the terms of Sections 4, 6, 7 and 10 hereof as of the dates of the payments.

(i) This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (“Code”), including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement.

10. Return of Records and Property. Upon termination of his employment with the Company, or at such earlier time requested by the Company, Employee shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

11. Remedies.

(a) Remedies. Employee acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 4, 6, 7 or 10 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

(b) Arbitration. Except for disputes arising under Sections 4, 6, 7 or 10 hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Employee’s employment with the Company shall be submitted to final and binding arbitration in Tucson, Arizona, The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law.

12. Private Information and Non-Disparagement.

(a) General Standard. Employee and the Company intend that the circumstances of the termination of Employee’s employment with the Company, when it occurs for any reason other than Employee’s retirement or death, and the terms and conditions of this Agreement, will be treated as Private Information. Accordingly, Employee and the Company will not disclose this information to anyone at any time, except as provided in Section 12 (b) below.

(b) Exceptions. If asked about the termination of his employment with the Company, Employee and the Company may state that “the separation was amicable” without violating this Agreement. In addition, Employee may disclose Private Information: (1) to his spouse; (2) to his attorney; (3) to his accountants or tax planners; (4) to his physician or other health care professional who is treating or consulting with Employee; (5) in response to a lawful subpoena or as otherwise required by law; or (6) in an arbitration or legal action to enforce this Agreement. If Employee discloses Private Information to any person identified above, he must simultaneously inform the person to whom the disclosure is being made that he or she may not disclose such Private information to any other person without the advance written consent of Employee and the Company. The Company may disclose Private Information (1) to its auditors; (2) to its attorneys; (3) to its employees, representatives, and agents who have a legitimate reason to obtain the Private Information in the course of performing their duties or responsibilities for the Company; (4) to a prospective purchaser of the Company or of a majority of its assets; (5) in response to a lawful subpoena or as otherwise required by law; or (6) in an arbitration or legal action to enforce this Agreement.

(c) Non-Disparagement. Employee will not disparage, defame, or denigrate the reputation, character, image, products, or services of the Company, or of any of its parents or affiliates, or any of its or their directors, officers, shareholders, members, employees, or agents. The Company will not disparage, defame, or denigrate the reputation, character, or image of Employee.

13. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

(b) Entire Agreement. This Agreement contains the entire agreement of the parties relating to Employee’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement does not limit or affect in any way the rights and obligations of Employee as a holder of common shares in the Company. The parties acknowledge that Employee and the Company or its affiliates are party to various other agreements relating to the sale of Employee’s shares in connection with a transaction on April 2, 2007 with the Company’s parent company, the provisions of which run concurrently with and are cumulative to the provisions of this Agreement. The parties further acknowledge that the Stockholders Agreement and Registration Rights Agreement dated April 2, 2007 between the Company’s parent company and some or all of its stockholders, including Employee, continue in full force and effect to the extent stated therein with respect to the shares that Employee owns in the Company’s parent company and the Employee’s rights with respect to Board participation Employee’s ownership of shares of the Company does not affect the terms of his employment as set forth in this Agreement.

(c) Survival. The obligations and rights of the parties hereunder that by their terms continue beyond the termination of Employee’s employment shall survive and continue in effect notwithstanding the termination of Employee’s employment.

(d) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(e) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) of which fifty percent (50%) or more of the capital stock or the voting control is owned, directly or indirectly, by the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 13.

(g) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(h) Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.

(i) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date set forth in the first paragraph.

CAR WASH PARTNERS, INC.

By	/s/ Authorized Signatory

Its

EMPLOYEE

/s/ John Lai
John Lai

[Lai Employment Agreement]

EXECUTION VERSION

Amendment No. 1 to Employment Agreement

THIS AMENDMENT NO. 1 (“Amendment”) to that certain Employment Agreement dated March 4, 2014, by and between Car Wash Partners, Inc., a Delaware corporation (the “Company”), and John L. Lai (“Employee”) (the “Employment Agreement”) is made and entered into effective as of October 10, 2014 (the “Effective Date”), by and between the Company and Employee (each, a “Party,” and collectively, the “Parties”).

WHEREAS, Employee is currently employed as the Company’s Chief Executive Officer pursuant to the Employment Agreement;

WHEREAS, the Parties desire to clarify certain provisions of the Employment Agreement; and

WHEREAS, Section 13(d) of the Employment Agreement permits amendment of the Employment Agreement by means of a writing signed by both Parties.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties agree as follows:

1. Amendment to Employment Agreement. In accordance with Section 13(d) of the Employment Agreement, effective as of the Effective Date:

a. Section 9(c) of the Employment Agreement is deleted in its entirety, and the following Section 9(c) is substituted in its place:

(c) If Employee’s employment with the Company is terminated by reason of Disability or death, the Company shall pay to Employee his base salary through the last day of the month in which the Termination Date occurs, in accordance with the Company’s customary payroll practices.

b. Section 9(h) of the Employment Agreement is deleted in its entirety, and the following Section 9(h) is substituted in its place:

(h) Notwithstanding the foregoing provisions of this Section 9, the Company shall not be obligated to make any payments to Employee under Section 9(a) or Section 9(c) hereof (except in the case of Employee’s death) (“Severance”) unless Employee (A) shall have: (x) signed a release of claims in favor of the Company, in a form to be prescribed by the Company acting reasonably and provided to Employee on the date Employee’s employment is terminated (the “Release”); (y) delivered such executed Release to the Company within 21 days following Employee’s receipt thereof; and (z) not rescinded such executed Release during the seven-day period following its delivery to the Company, following which seven-day period such executed Release shall become effective; and (B) shall be in strict compliance with the terms of Sections 4, 6, 7, and 10 hereof during the period commencing on the date Employee’s employment is terminated and ending on the latest date on which any Severance is payable hereunder. Notwithstanding the foregoing provisions of this Section 9, payment of Severance shall commence on the Company’s first regular payroll date following the 28th day after the date Employee’s employment is terminated (such payroll date, the “Severance Commencement Date”). Any Severance that in the absence of the immediately preceding sentence would be payable prior to the Severance Commencement Date will instead be paid in a lump sum on the Severance Commencement Date, and any Severance that in the absence of the immediately preceding sentence would be payable on or following the Severance Commencement Date will be paid on the normal payment schedule specified in Section 9(b) or Section 9(c) hereof, as applicable. If Severance is paid in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A of the Code (as defined below).

2. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

3. References. All references in the Employment Agreement to “this Agreement” and any other references of similar effect shall hereinafter refer to the Employment Agreement as amended by this Amendment.

4. Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto.

5. Governing Law. This Amendment is to be interpreted, construed and governed according to the laws of the State of Delaware without regard to its principles of conflicts of laws.

6. Counterparts. The Parties hereto may execute this Amendment in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

[signature page follows]

2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

Employee

/s/ John L. Lai
John L. Lai

Company

/s/ Darren Skarecky
By:	Darren Skarecky
Title:	CFO

[Signature Page — Lai — Amendment No. 1 to Employment Agreement]